SECOND AMENDMENT TO LEASE


THIS SECOND AMENDMENT TO LEASE is made and entered into effective as of the 2nd day of December, 1998, between CSM CORPORATION, a Minnesota corporation, ("Landlord") and DYNAMARK, INC., a Minnesota corporation, ("Tenant").


                                    RECITALS

First: Tenant entered into a lease agreement with Control Data Systems, Inc. ("CDSI") dated May 1, 1995, (the "Lease") covering certain premises located at 4295 Lexington Avenue North, Arden Hills, Minnesota (the "Premises").

Second: Landlord purchased the real property upon which the Premises is located under the terms of the Purchase Agreement dated November 8, 1996.

Third: As a part of Landlord's purchase of the real property, CDSI assigned its interest in the Lease to Landlord.

Fourth: The parties have executed a First Amendment to Lease Agreement ("First Amendment") dated December 30, 1996.

Fifth: The parties wish to execute this Second Amendment to Lease to further extend the term of the Lease, establish the rents payable thereunder, adjust the site plan to reflect the reduction in the area of other improvements to the Premises, and nullify the future development agreement contained in the First Amendment:


                                    AGREEMENT

In consideration of the above stated premises and the mutual covenants hereinafter contained, the parties hereby agree that the Lease is modified, amended and/or supplemented as follows:

1. Premises. The Premises and certain improvements thereupon shall be and are hereby modified as shown on the site plan attached hereto as REVISED EXHIBIT A-1. REVISED EXHIBIT A-1 replaces and is hereby substituted for Exhibit A-1 attached to the First Amendment to Lease. Tenant acknowledges that the Premises are a part of a development which will include four buildings and associated appurtenant improvements, all as shown on REVISED EXHIBIT A-1. Tenant acknowledges and agrees that the Premises will be subject to and benefitted by various non-exclusive easements for ingress, egress and access over the private drives serving the project, and certain exclusive easements for utilities and other purposes, provided that the same shall not interfere with the use and enjoyment of the Premises, as contemplated herein.

2. Lease Term. Landlord and Tenant are parties to a lease agreement dated December 2, 1998 (the "New Lease"), covering certain premises and a new building to be constructed thereon located adjacent to the Premises, all as shown on REVISED EXHIBIT A-1. The parties agree that the term of the Lease shall be adjusted such that the term of the Lease shall be coterminous with the term of the New Lease. More particularly, upon the commencement date of the New Lease, the term of the Lease shall be extended and shall run for a period of one hundred fifty-six (156) months commencing on the commencement date of the New Lease. If the commencement date of the New Lease is other than the first day of a calendar month, then the term of the Lease shall continue in full force and effect for a period of one hundred fifty-six (156) months from and after the first day of the month next succeeding the commencement date of the New Lease. When the commencement date of the New Lease has been established, the parties shall execute an addendum to this Second Amendment to Lease, confirming the term and expiration date of the Lease.

                                       1                             Exhibit 2.4

3. Subsection 4(b) of the Lease and Section 3 of the First Amendment to Lease are hereby deleted in their entirety and replaced with the following:

         "Base Rent. The Base Rental for the Premises during the remaining term of this Lease shall be as follows:

                                                  Monthly               Per
         Period                                  Base Rent          Square Foot
         ------                                  ---------          -----------
         11/1/98 - 07/31/00                      $28,021.63             $6.89
         08/1/00 - 07/31/03                      $29,445.08             $7.24
         08/1/03 - 12/31/06                      $30,665.18             $7.54
         01/1/07 - New Lease expiration date     $32,698.68             $8.04

         Option Term:
         ------------
           60 months following the
               New Lease expiration date         market                 market

         Landlord and Tenant agree that the as built area of the Premises is 48,804 square feet."

4. Future Development. Upon the execution of this Second Amendment to Lease by both parties, Tenant's and Landlord's obligations under
         Section  5 of the First  Amendment  to Lease  are  satisfied,  and said section is null and void and shall be of no further force and effect.

5. Remodeling Allowance. Landlord agrees to provide Tenant with a one time allowance for remodeling the Premises. Landlord's maximum contribution towards the costs of remodeling will be based upon the time that such remodeling occurs, in accordance with the following schedule:

                  Period of                          Maximum Allowance
                  Remodeling Expenditure             Amount Per Square Foot
                  ----------------------             ----------------------
                  1/1/01 - 12/31/02                           $3.00
                  1/1/03 - 12/31/04                           $3.75
                  1/1/05 - 12/31/06                           $4.50
                  1/1/07 - 12/31/08                           $5.25

         The allowance shall apply towards Tenant's actual remodeling costs and shall be payable to Tenant upon completion of remodeling and receipt by Landlord of evidence of payment under normal and customary construction lending procedures. Landlord shall not be required to provide any allowance on costs submitted for reimbursement after December 31, 2010.

6. Guaranty. Landlord has required, as a condition to its execution of this Second Amendment to Lease, that Fair, Isaac and Company, Incorporated unconditionally guarantee the full performance of Tenant's obligations under the Lease, as amended. Tenant agrees to deliver such guaranty, in the form of EXHIBIT E attached hereto and incorporated herein by reference, within ten (10) days following the full execution of this Second Amendment to Lease by Landlord and Tenant. In the event Tenant fails to deliver such guaranty, Landlord may, at its option, terminate this Second Amendment to Lease upon five (5) days written notice to Tenant.

7. Sections 6, 7 and 8 of the Lease are deleted in their entirety and are replaced with the following:

         "Option to Extend. Subject to the terms and conditions hereinafter set forth, Tenant shall have the option to extend the term of this Lease for one (1) additional sixty (60) month term ("Option Term") upon and pursuant to the same conditions contained herein. This option may be exercised by written notice of exercise from Tenant to Landlord given not less than one (1) year prior to the expiration of the Lease Term. Tenant may exercise this option only if: (i) no condition of default exists with respect to Tenant's performance of its obligations under the Lease; and (ii) Tenant simultaneously exercises its options to extend under the New Lease and under the Existing Lease covering the premises located at 4295 Lexington Avenue North in Arden Hills, Minnesota (as defined in Section
         14.12 of the New Lease). Base Rent for the Option Term shall be at the fair market rate for comparable space in the north suburban geographic area. The fair market rent shall be agreed upon by Tenant and Landlord within sixty (60) days of Tenant's notice to Landlord of its irrevocable intent to exercise its option to extend set forth herein. The fair market rental rate shall be determined in accordance with the definition set forth in Section 7 of the Existing Lease dated May 1, 1995 and amended December 30, 1996 for the premises located at 4295 Lexington Avenue North in Arden Hills, Minnesota. In the event that Landlord and Tenant fail to agree to the fair market rental rate in the time period set forth herein, then the fair market rent shall be established in accordance with the arbitration procedures set forth in
         Section 8 of the Existing Lease for the premises located at 4295 Lexington Avenue North in Arden Hills, Minnesota. If Tenant fails to exercise this option as aforesaid, this option shall be null and void and of no further force and effect."

8. Miscellaneous. Except as expressly stated herein, the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Lease to be executed the day and year first above written.

LANDLORD:                                   TENANT:

CSM CORPORATION                             DYNAMARK, INC.


BY: _______________________________         BY: _______________________________

ITS: _______________________________        ITS: _______________________________

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